UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2010

The Allied Defense Group, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	1-11376	04-2281015
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8000 Towers Crescent Drive, Suite 260 Vienna, VA	22182
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 847-5268

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 24, 2010, The Allied Defense Group, Inc., a Delaware corporation (the “Company”), MECAR USA, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“USA”), ARC Europe SA, a Société anonyme organized under the laws of Belgium and a wholly owned subsidiary of the Company (“ARC”), and Chemring Group PLC, a company organized under the laws of England and Wales (“Chemring”), entered into a Stock and Asset Purchase Agreement (the “Purchase Agreement”) pursuant to which Chemring will acquire substantially all of the assets of the Company (the “Purchase”) for an aggregate purchase price of approximately $59.6 million paid in cash and the assumption of certain liabilities.

Pursuant to the Purchase Agreement, Chemring will acquire all of the capital stock of Mecar SA, a Société anonyme organized under the laws of Belgium and a wholly owned subsidiary of the Company (“SA”), for approximately $45.81 million in cash, and separately Chemring will acquire substantially all of the assets of USA for $13.75 million in cash and the assumption by Chemring of certain specified liabilities of USA. A portion of the purchase price will be paid through the repayment of certain intercompany indebtedness owed to the Company that would otherwise have been cancelled at closing. The closing of the sale of USA’s assets may occur after, or simultaneously with, but not before the sale of SA’s capital stock (unless Chemring at its option elects to close the sale of USA’s assets first).

Simultaneously with the execution of the Purchase Agreement,

•	Chemring and the Company entered into a Secured Promissory Note (the “ADG Note”) pursuant to which Chemring loaned the Company $3 million secured by all of the capital stock of USA; and

•	Chemring and ARC entered into a second Secured Promissory Note (the “ARC Note” and together with the ADG Note, the “Notes”) pursuant to which Chemring loaned ARC €5.2 million secured by all of the capital stock of SA owned by ARC.

The Notes bear interest at a rate of 1.5% per annum. The ADG Note is due at the closing of the sale of USA’s assets, and the ARC note is due at the closing of the sale of SA’s capital stock. However, both Notes are due and payable thirty days after the termination of the Purchase Agreement if the Purchase Agreement is terminated in accordance with its terms for any reason that does not involve a breach of the Purchase Agreement by Chemring.

Immediately prior to the closing of the sale of SA’s capital stock, Chemring will lend another €5.2 million to SA that will be upstreamed to ARC to repay the ARC Note. The Company will repay the ADG Note at the closing of the sale of USA’s assets with the proceeds from that sale. In effect, the ARC Note will not be repaid by the Company or ARC and the repayment of the ARC Note will not reduce the aggregate purchase price payable to the Company, while the ADG Note will be repaid from cash consideration payable to the Company.

Pursuant to the Purchase Agreement, prior to the closing of the sale of SA’s capital stock, the Company will cause SA to assign to the Company and ARC all of SA’s rights, obligations and liabilities under all contracts that were completed, with final payment received, prior to December 31, 2009.

As disclosed in the proxy statement mailed to stockholders on March 11, 2010, the Company received a subpoena from the U.S. Department of Justice (“DOJ”) on January 19, 2010 requesting that the Company produce documents relating to its dealings with foreign governments. The Company has agreed to indemnify Chemring and its affiliates for their losses arising out of the assigned SA contracts (including for any liabilities arising out of the Foreign Corrupt Practices Act or other legal violations relating to such contracts), any of USA’s retained liabilities or the Company’s failure to pay its transaction expenses. Pursuant to the Purchase Agreement, the Company and Chemring will place $15 million into escrow ($11.5 million upon the closing of the sale of SA’s stock and $3.5 million upon the closing of the sale of USA’s assets) to secure these indemnification obligations. The Company’s potential indemnification liability is capped at the escrowed amount (including the accumulated interest on the escrowed funds). The Company’s indemnification obligations under the Purchase Agreement expire upon the earlier of (i) June 30, 2015 and (ii) the Company’s entry into a settlement agreement approved by Chemring or a court or administrative order, in either case, finally resolving the matters relating to the DOJ’s subpoena, in each cash subject to the final resolution of any pending indemnification claims at such time.

The Company, USA, ARC and Chemring have made customary representations, warranties and covenants in the Purchase Agreement. The Company’s covenants include, among others, that (i) the Company will conduct the business and operations of USA and SA in the ordinary course consistent with its past practices in all material respects during the interim period between the execution of the Purchase Agreement and the consummation of the Purchase, (ii) the Company will not engage in certain types of transactions during such interim period, (iii) the Company will call, give notice of and hold a meeting of the Company’s stockholders to consider a resolution authorizing the Purchase, subject to the ability of the Board of Directors (the “Board”) to postpone or delay the meeting in limited circumstances, (iv) subject to certain exceptions, the Board will recommend to the Company’s stockholders that they adopt a resolution authorizing the Purchase, (v) the Company will not solicit proposals relating to alternative business combination transactions and (vi) subject to certain exceptions, the Company will not enter into discussions concerning, or provide confidential information in connection with, any proposals for alternative business combination transactions.

The Company intends to file a proxy statement in connection with a special meeting of the Company’s stockholders to be held to adopt a resolution authorizing the Purchase. The consummation of the Purchase is subject to customary closing conditions, including, among other things, the authorization of the Purchase by the Company’s stockholders.

The Purchase Agreement provides both Chemring and the Company certain termination rights and further provides that, upon termination of the Purchase Agreement under specified circumstances involving the acceptance or recommendation of a superior transaction proposal, the Company may be required to pay Chemring a termination fee equal to $1,200,000 upon the approval by the Company’s stockholders of the superior transaction proposal.

The Board has unanimously approved and adopted the Purchase Agreement, the Notes and the transactions contemplated thereby, including the Purchase.

The Company will have no significant operating assets following the Purchase. The Company intends to continue its current efforts to reduce its operating costs, pay off its liabilities and resolve the matters relating to the DOJ’s subpoena. The Board will evaluate and explore its strategic alternatives as it continues to seek to maximize stockholder value with a goal of returning value to the Company’s stockholders. The Board has not made any determination to date, but such alternatives may include a dissolution and liquidation of the Company, stock repurchases, one or more extraordinary dividends, business combinations with third parties or other transactions to maximize stockholder value.

This foregoing description of the Purchase Agreement and the Notes (together, the “Transaction Documents”) is qualified in its entirety by the terms and conditions of the Transaction Documents, which are filed as Exhibit 2.1, Exhibit 2.2 and Exhibit 2.3 and are incorporated herein by reference.

The Transaction Documents have been included to provide investors and security holders with information regarding their terms. They are not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Transaction Documents were made only for purposes of the Transaction Documents and as of specified dates, were solely for the benefit of the parties to the Transaction Documents and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Transaction Documents. The representations and warranties have been made for the purposes of allocating contractual risk between the parties to the Transaction Documents instead of establishing these matters as facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Transaction Documents and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, USA, ARC, Chemring or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Transaction Documents, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Additional Information and Where to Find It

This communication may be deemed to be a solicitation of proxies from the Company’s stockholders in connection with the proposed Purchase. In connection with the proposed transaction, the Company expects to file a proxy statement and relevant documents concerning the proposed transaction with the Securities and Exchange Commission (“SEC”). Investors and security holders of the Company are urged to read the proxy statement and any other relevant documents filed with the SEC when they become available because they will contain important information about the Company and the proposed transaction. The proxy statement (when it becomes available) and any other documents filed by the Company with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by the Company by contacting Investor Relations, The Allied Defense Group, Inc., 8000 Towers Crescent Drive, Suite 260, Vienna, Virginia 22182, telephone number (703) 847-5268. Investors and security holders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.

Participants in Solicitation

The Company and its directors and executive officers may, under SEC rules, be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the transaction. Information about the directors and executive officers is included in the Company’s proxy statement filed with the SEC on October 2, 2009 and the Company’s Annual Report on Form 10-K filed with the SEC. Information concerning all of the Company’s participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the SEC’s web site at www.sec.gov and from Investor Relations, The Allied Defense Group, Inc., 8000 Towers Crescent Drive, Suite 260, Vienna, Virginia 22182, telephone number (703) 847-5268.

Item 1.02. Termination of a Material Definitive Agreement.

On January 19, 2010, the Company announced that it had signed a merger agreement with Chemring pursuant to which Chemring agreed to acquire the Company in an all-cash transaction for $7.25 per share of the Company’s common stock (the “Merger Agreement”). Simultaneously with the execution of the Purchase Agreement, the Company and Chemring have terminated the Merger Agreement.

Item 3.03 Material Modification to Rights of Security Holders.

On June 24, 2010, the Company entered into a Fourth Amendment to Rights Agreement (the “Fourth Rights Agreement Amendment”) to the Company’s Rights Agreement dated as of June 6, 2001 between the Company and Mellon Investor Services, LLC as Rights Agent (as previously amended, the “Rights Agreement”). The Fourth Rights Agreement Amendment is intended to prevent an “ownership change” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended, and thereby protect the Company’s ability to utilize its net operating losses (“NOLs”) and other tax benefits. The Fourth Rights Agreement Amendment amends the Rights Agreement to, among other things, lower the beneficial ownership threshold for an Acquiring Person (as defined in the Rights Agreement) and to include certain Grandfathered Persons (as defined in the Fourth Rights Agreement Amendment) as Exempt Persons (as defined in the Rights Agreement).

The foregoing description of the Fourth Rights Agreement Amendment is qualified in its entirety by the terms and conditions of the Fourth Rights Agreement Amendment, which is filed as Exhibit 4.1 and is incorporated herein by reference.

Item 8.01. Other Events.

In connection with the execution of the Purchase Agreement, the Company issued a press release which is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Exhibits.

Exhibit
No.	Description

2.1	Purchase Agreement dated June 24, 2010 between the Company, USA, ARC and Chemring.
2.2	Secured Promissory Note dated June 24, 2010 between the Company and Chemring.
2.3	Secured Promissory Note dated June 24, 2010 between ARC and Chemring.
4.1	Fourth Amendment to Rights Agreement dated June 24, 2010 between the Company and Mellon Investor Services, LLC.
99.1	Press Release issued by the Company on June 24, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 24, 2010

/s/ Wayne F. Hosking
Name: Wayne F. Hosking
Title: Vice President for Corporate Strategic Development

INDEX TO EXHIBITS

Exhibit
No.	Description

2.1	Purchase Agreement dated June 24, 2010 between the Company, USA, ARC and Chemring.
2.2	Secured Promissory Note dated June 24, 2010 between the Company and Chemring.
2.3	Secured Promissory Note dated June 24, 2010 between ARC and Chemring.
4.1	Fourth Amendment to Rights Agreement dated June 24, 2010 between the Company and Mellon Investor Services, LLC.
99.1	Press Release issued by the Company on June 24, 2010.